Exhibit 99







Contact:          Kenneth R. Meyers
                  Senior Vice President - Finance
                  (773) 399-8900

FOR RELEASE:  IMMEDIATE

                    TDS OFFERS TO ACQUIRE OUTSTANDING SHARES
                            OF UNITED STATES CELLULAR

December 18, 1997, Chicago, Illinois -- United States Cellular Corporation [AMEX:USM] announced that it has received an offer from its parent company, Telephone and Data Systems, Inc. [AMEX:TDS], to acquire all of the issued and outstanding Common Shares of USM not already owned by TDS. The offer is being made in connection with, and is subject to TDS shareholder approval of and the effectiveness of, TDS's announced corporate restructuring. The restructuring plan calls for TDS to issue three new classes of common stock, commonly known as "Tracking Stocks," each of which is intended to separately reflect one of TDS's primary business groups.

Under the TDS offer to USM, the public shareholders of USM, who currently own 18.9% of the common equity of USM, would exchange such shares for shares of the TDS tracking stock related to the business of U.S. Cellular which represent 18.9% of the equity interest in U.S. Cellular. The Board of Directors of USM is expected to refer the offer to a special committee of the Board of Directors of USM for review and recommendation. The merger would be subject to various conditions, including approval by the Board of Directors and the shareholders of USM.

Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of today, USM owns interests representing approximately
25.9 million pops, making it the eighth largest cellular telephone company in the United States based on pops. USM now manages operational systems serving 142 markets.

USM Internet Home Page: http://www.uscc.com


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